UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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UNIFI, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROVIDING INNOVATIVE FIBERS AND COMPETITIVE SOLUTIONS®

7201 West Friendly Avenue

Greensboro, North Carolina 27410

September 14, 2011

TO THE SHAREHOLDERS OF

UNIFI, INC.

The Annual Meeting of Shareholders of your Company will be held at 9:00 A.M. Eastern Daylight Savings Time on Wednesday, October 26, 2011, at the Company’s corporate headquarters at 7201 West Friendly Avenue, Greensboro, North Carolina.

We are providing access to our proxy materials over the Internet. On or about September 14, 2011 we will mail a Notice of Internet Availability of Proxy Materials (the “Notice”) to our Shareholders of record and beneficial owners at the close of business on September 6, 2011. On the date of mailing of the Notice, all Shareholders and beneficial owners will have the ability to access all of the proxy materials on a web site referred to in the Notice. These proxy materials will be available free of charge.

Detailed information relating to the Company’s activities and operating performance is contained in its Annual Report on Form 10-K for the fiscal year ended June 26, 2011, which is available over the Internet as described in the Notice.

You are cordially invited to attend the Annual Meeting of Shareholders in person. Even if you choose to attend in person, you are encouraged to review the proxy materials and vote your shares in advance of the meeting by Internet. The Notice will contain instructions to allow you to request copies of the proxy materials to be sent to you by mail. Any proxy materials sent to you will include a proxy card that will provide you with a telephone number you may call to cast your vote, or you may complete, sign and return the proxy card by mail. Your vote is extremely important and we appreciate your taking the time to vote promptly.

Sincerely,

William L. Jasper
Chairman and Chief Executive Officer

PROVIDING INNOVATIVE FIBERS AND COMPETITIVE SOLUTIONS®

7201 West Friendly Avenue

Greensboro, North Carolina 27410

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON OCTOBER 26, 2011

TO THE SHAREHOLDERS OF

UNIFI, INC.

The Annual Meeting of Shareholders of Unifi, Inc. (the “Company”) will be held at the Company’s corporate headquarters at 7201 West Friendly Avenue, Greensboro, North Carolina, on Wednesday, October 26, 2011 at 9:00 A.M. Eastern Daylight Savings Time, for the following purposes:

1. To elect ten (10) directors to serve until the next Annual Meeting of Shareholders or until their respective successors are duly elected and qualified.

2. To hold an advisory vote on executive compensation.

3. To hold an advisory vote on the frequency of future advisory votes on executive compensation.

4. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The Board of Directors, under the provisions of the Company’s By-Laws, has fixed the close of business on September 6, 2011, as the record date for determination of Shareholders entitled to notice of and to vote at the Annual Meeting of Shareholders or any adjournment or adjournments thereof. The transfer books of the Company will not be closed.

YOUR VOTE IS IMPORTANT. We appreciate your taking the time to vote promptly. After reading the Proxy Statement, please vote at your earliest convenience by Internet, or request that proxy materials be sent to you by mail. If you request the proxy materials by mail, included in those materials will be a proxy card with a telephone number you may call to cast your vote, or you may complete, sign and return the proxy card by mail.

YOUR SHARES CANNOT BE VOTED UNLESS YOU EITHER (I) VOTE BY INTERNET, (II) REQUEST PROXY MATERIALS BE SENT TO YOU THAT WILL INCLUDE A PROXY CARD WITH A TELEPHONE NUMBER YOU MAY CALL TO CAST YOUR VOTE, OR YOU MAY COMPLETE, SIGN AND RETURN THE PROXY CARD BY MAIL, OR (III) ATTEND THE ANNUAL MEETING AND VOTE IN PERSON.

BY ORDER OF THE BOARD OF DIRECTORS:

Charles F. McCoy
Vice President, Secretary, General Counsel
and Chief Risk Officer

Greensboro, North Carolina

September 14, 2011

PROVIDING INNOVATIVE FIBERS AND COMPETITIVE SOLUTIONS®

7201 West Friendly Avenue

Greensboro, North Carolina 27410

PROXY STATEMENT

SOLICITATION OF PROXIES

This solicitation of the enclosed proxy is made by the Board of Directors (the “Board”) of Unifi, Inc. (the “Company”) for use at the Annual Meeting of Shareholders to be held on Wednesday, October 26, 2011, at 9:00 A.M. Eastern Daylight Savings Time, at the Company’s corporate headquarters located at 7201 West Friendly Avenue, Greensboro, North Carolina, or at any adjournment or adjournments thereof (the “Annual Meeting”).

In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each Shareholder of record, the Company furnishes proxy materials on the Internet. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail, you will not receive a printed copy of the proxy materials other than as described in this Proxy Statement. Instead, the Notice will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice also instructs you as to how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials or vote by telephone, you should follow the instructions for requesting proxy materials included in the Notice.

It is anticipated that the Notice will be sent to Shareholders on or about September 14, 2011. The Proxy Statement and the form of proxy relating to the Annual Meeting will be made available to Shareholders on the date that the Notice is first sent.

The proxy may be revoked in writing by the person giving it at any time before it is exercised either by notice to the Secretary or by submitting a proxy having a later date, or it may be revoked by such person by appearing at the Annual Meeting and electing to vote in person. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. If no specification is made with respect to the matter to be acted upon, the shares represented by the proxies will be voted (i) in favor of electing as directors of the Company the ten (10) nominees for director named in this Proxy Statement, (ii) in favor of the advisory vote on executive compensation, (iii) in favor of every “1 Year” for the advisory vote on the frequency of future advisory votes on executive compensation, and (iv) in the discretion of the proxy holder on any other matters presented at the Annual Meeting.

The expense of this solicitation will be borne by the Company. Solicitations of proxies may be made in person, by mail or by telephone, telegraph or electronic means by directors, officers and regular employees of the Company who will not be specially compensated in such regard. In addition, the Company has retained Phoenix Advisory Partners, a division of American Stock Transfer and Trust Company, LLC, to assist in the solicitation of proxies and will pay such firm a fee estimated not to exceed $7,000 plus reimbursement of expenses. Arrangements will be made with brokers, nominees and fiduciaries to send proxies and proxy materials, at the Company’s expense, to their principals.

The Company’s common stock (the “Common Stock”), par value $.10 per share, is the only class of stock of the Company. Only Shareholders of record as of the close of business on September 6, 2011 (the “Record Date”), will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. As of the Record Date, the Company had outstanding 20,086,094 shares of its Common Stock. Each share of the Common Stock entitles the holder to one vote with respect to each matter coming before the Annual Meeting and all such shares vote as a single class.

VOTING OF SHARES

The holders of a majority of the outstanding shares entitled to vote, present in person or represented by proxy at the Annual Meeting, will constitute a quorum for the transaction of business. New York law and the Company’s By-Laws require the presence of a quorum at annual meetings of Shareholders. At the Annual Meeting, abstentions and “broker non-votes”, if any, are counted as present for purposes of determining a quorum.

Under the rules of the New York Stock Exchange, Inc. (“NYSE”), a bank, broker or other nominee holding the Company’s shares in “street name” for a beneficial owner has discretion (but is not required) to vote the client’s shares with respect to “routine” matters if the client does not provide voting instructions. The broker or other nominee, however, is not permitted to vote the client’s shares with respect to “non-routine” matters without voting instructions. A “broker non-vote” occurs when the broker or other nominee does not vote on a particular proposal because that broker or other nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

The proposal to elect directors, the advisory vote on executive compensation, and the advisory vote on the frequency of future advisory votes on executive compensation are each considered a non-routine matter under the NYSE rules, which means that your broker or other nominee may not use its discretion to vote your shares held in street name on these matters without your express voting instructions. Accordingly, if you do not instruct your broker or nominee to vote your shares, the broker or other nominee may either: (i) vote your shares on routine matters and cast a “broker non-vote” on non-routine matters, or (ii) leave your shares unvoted altogether.

Each share represented is entitled to one vote on all matters properly brought before the Annual Meeting. Directors will be elected by a plurality of the votes cast by the Shareholders at a meeting in which a quorum is present. Therefore, abstentions, shares not voted and broker non-votes, if any, will have no effect on the election of directors.

Approval of the advisory vote on executive compensation requires the affirmative vote of a majority of the votes cast by Shareholders entitled to vote, present in person or represented by proxy at the Annual Meeting. Shareholders may vote to have the advisory vote on executive compensation held every year, every two years or every three years, or you may abstain from voting. The option of one year, two years or three years that receives the affirmative vote of a majority of the votes cast by Shareholders entitled to vote, present in person or represented by proxy at the Annual Meeting, will be the frequency for the advisory vote on executive compensation selected by our Shareholders. In the absence of a majority of votes cast in support of any one frequency, the option of one year, two years or three years that receives the greatest number of votes will be considered the frequency selected by our Shareholders. Abstentions, shares not voted and broker non-votes, if any, will have no effect on the two shareholder advisory votes at the meeting.

INFORMATION RELATING TO PRINCIPAL SECURITY HOLDERS

The following table sets forth information, as of September 1, 2011, with respect to each person known or believed by the Company to be the beneficial owner of more than five percent (5%) of the Common Stock. The nature of beneficial ownership of the shares indicated is set forth in the notes following the table.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Mitchel Weinberger(2) 53 East 34th Street Paterson, NJ 07514	1,760,432	8.76%

Dillon Yarn Corporation(3) 53 East 34th Street Paterson, NJ 07514	1,730,432	8.62%

Dimensional Fund Advisors LP (4) Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	1,697,643	8.45%

William M. Sams (5) 750 North St. Paul, Suite 1650 Dallas, TX 75201	1,629,076	8.11%

Pinnacle Associates Ltd. (6) 335 Madison Avenue, 11th Floor New York, NY 10017	1,230,746	6.13%

(1)

“Beneficial Ownership,” for purposes of the table, is determined according to the meaning of applicable securities regulations and based on a review of reports filed with the SEC pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(2)

As indicated in a Form 3, filed on March 17, 2011, Mr. Weinberger’s beneficial ownership includes 1,730,432 shares owned by Dillon Yarn Corporation (“Dillon”), of which Mr. Weinberger has shared voting and investment power and of which Mr. Weinberger disclaims beneficial ownership.

(3)

As indicated in its Schedule 13D/A, filed on June 29, 2010, and after giving effect to the Company’s 1-for-3 reverse stock split effected November 3, 2010, Dillon beneficially owned 1,730,432 shares by virtue of having sole voting and investment power over such shares.

(4)

As indicated in its Schedule 13G/A, filed on February 11, 2011, Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, may be deemed to beneficially own 1,697,643 shares by virtue of having sole voting and investment power over such shares.

(5)

As indicated in a Form 4, filed on March 9, 2011, Mr. Sams’ beneficial ownership includes 122,410 shares owned by Marlin Sams Fund L.P, of which Mr. Sams has shared voting and investment power and of which Mr. Sams disclaims beneficial ownership. The table also reflects 3,333 shares that Mr. Sams would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2011, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $24.00 per share for 30 consecutive days, and 3,333 shares that Mr. Sams would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2011, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $30.00 per share for 30 consecutive days, as to which he would have sole voting and investment power upon acquisition.

(6)

As indicated in its Schedule 13G, filed on March 14, 2011, Pinnacle Associates Ltd., an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, may be deemed to beneficially own 1,230,746 shares by virtue of having sole voting and investment power over such shares.

PROPOSAL 1: ELECTION OF DIRECTORS

General Information

The Board presently is fixed at ten (10) members. All the nominees for election are presently serving as directors and have consented to be named in this Proxy Statement and to serve, if elected. Although the Board expects that each of the nominees will be available for election, in the event a vacancy in the slate of nominees is occasioned by death or other unexpected occurrence, it is intended that shares represented by proxies in the accompanying form will be voted for the election of a substitute nominee selected by the person named in the proxy.

Set forth below is the name of each of the ten (10) nominees for election to the Board, together with the nominee’s age, current principal occupation (which has continued for at least the past five years unless otherwise indicated), the name and principal business of the company by which he or she is employed, if applicable, the period or periods during which he or she has served as director, all positions and offices that he or she holds with the Company, his or her directorships in other companies with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or companies registered as an investment company under the Investment Company Act of 1940 and the specific experience, qualifications, attributes or skills that led to the conclusion that such person should serve as a director of the Company.

NOMINEES FOR ELECTION AS DIRECTORS

WILLIAM J. ARMFIELD, IV (76) — Mr. Armfield has been the President of Spotswood Capital, LLC, Greensboro, North Carolina, a private investment company, since 1995. Mr. Armfield was a director and President of Macfield, Inc., a textile company in North Carolina, from 1970 until August 1991, when Macfield, Inc. merged with and into Unifi, Inc. Mr. Armfield was the Vice Chairman and a director of the Company from 1991 to December 1995. Mr. Armfield again became a director of the Company in 2001, and is a member of the Board’s Audit Committee and Compensation Committee. Mr. Armfield serves as an Audit Committee financial expert. Mr. Armfield brings operating and management experience, expertise in finance, and business development experience to the Company as a result of his professional experiences. In addition, through his experience at Macfield, he brings direct textile experience to the Board. These experiences provide the Board with, among other things, expertise and context important to the oversight of the Company’s financial reporting and business strategy implementation.

R. ROGER BERRIER, JR. (42) — Mr. Berrier has been the President and Chief Operating Officer of the Company since February 22, 2011. He had been the Executive Vice President of Sales, Marketing and Asian Operations of the Company from September 2007 to February 22, 2011. Prior to September 2007, he had been the Vice President of Commercial Operations from April 2006 to September 2007 and the Commercial Operations Manager responsible for corporate product development, marketing and brand sales management from April 2004 to April 2006. Mr. Berrier joined the Company in 1991 and has held various management positions within operations, including international operations, machinery technology, research & development and quality control. He has been a director since September 2007 and is a member of the Board’s Executive Committee. Mr. Berrier brings executive decision making skills, operating and management experience, expertise in sales, marketing and branding, business development and direct textile industry business acumen to the Company as a result of his professional experiences. These experiences and Mr. Berrier’s on-going interaction with the Company’s customers and suppliers provide the Board with, among other things, industry expertise important to the Company’s businesses, as well as a detailed understanding of the Company’s business and operations and the economic environment in which it operates.

ARCHIBALD COX, JR. (71) — Mr. Cox has been the Chairman of Sextant Group, Inc., a financial advisory and private equity firm, since 1993. Mr. Cox is the former Chairman of Barclays Americas, a position he held from May 2008 until June 2011. Mr. Cox was a director of Hutchinson Technology Incorporated from May 1996 to September 2009, was the Chairman of Magnequench, Inc., a manufacturer of magnetic material, from September 2005 to September 2006 and was the President and Chief Executive Officer of Magnequench, Inc., from October 1995 to August 2005. He was Chairman of Neo Material Technologies Inc., a manufacturer of rare earth, zirconium and magnetic materials, from September 2005 to September 2006. Mr. Cox has been a director of the Company since February 2008 and is a member of the Board’s Compensation Committee. Mr. Cox brings executive decision making skills, operating and management experience, expertise in finance, investment and business development experience to the Company as a result of his professional experiences. In addition, through his experience as Chairman of Barclays in particular, Mr. Cox brings to the Board considerable experience with financial and strategic planning matters critical to the oversight of the Company’s financial reporting, compensation practices and business strategy implementation.

WILLIAM L. JASPER (58) — Mr. Jasper has been the Company’s Chairman of the Board since February 22, 2011 and Chief Executive Officer since September 2007. From September 2007 to February 22, 2011, he was also the President of the Company, and was Vice President of Sales from April 2006 to September 2007. Prior to April 2006, Mr. Jasper was the General Manager of the Polyester segment, having responsibility for all natural polyester businesses. He joined the Company with the purchase of the Kinston polyester POY assets from INVISTA in September 2004. Prior to joining the Company, he was the Director of INVISTA’s Dacron® polyester filament business. Before working at INVISTA, Mr. Jasper had held various management positions in operations, technology, sales and business for E.I. du Pont de Nemours and Co. since 1980. He has been a director since September 2007 and is a member of the Board’s Executive Committee (Chair). Mr. Jasper brings executive decision making skills, operating and management experience, expertise in manufacturing operations, sales, business development and direct textile industry business acumen to the Company as a result of his professional experiences. These experiences and Mr. Jasper’s on-going leadership of the Company and interaction with the Company’s customers and suppliers provide the Board with, among other things, a detailed understanding of the Company’s businesses and the competitive environment in which it operates.

KENNETH G. LANGONE (76) — Mr. Langone has been the President and Chief Executive Officer of Invemed Associates, LLC, an investment banking firm, New York, New York, since 1974. Mr. Langone is also a director of YUM! Brands, Inc. and serves as a director, Executive Chairman and Chief Executive Officer of Geeknet, Inc. Mr. Langone was a founder of the Home Depot, Inc. and served as a director from 1978 to 2008. He also served as a director of ChoicePoint, Inc. from 2002 to 2008 and of General Electric Co. from 1999 to 2005. Mr. Langone has been a director of the Company since 1969, and is a member of the Board’s Corporate Governance and Nominating Committee. Mr. Langone brings operating and management experience, including as chief executive officer of a financial services business, expertise in finance, and public company directorship and committee experience to the Company as a result of his professional experiences. In addition, Mr. Langone’s service on the Company’s Board since 1969 provides the Board with a valuable historical perspective through which it can contextualize and direct the Company’s performance and strategic planning.

GEORGE R. PERKINS, JR. (71) — Mr. Perkins is the retired Chairman of the Board and the former Chief Executive Officer of Frontier Spinning Mills, Inc., a company that he founded in 1996 and in which he served in these roles until 2009. Prior to founding Frontier, Mr. Perkins served from 1993 to 1996 as President of the spun yarns division of the Company and was a member of the Board. Mr. Perkins has served as a director of First BanCorp since 2006. He has been a director of the Company since August 2007, and is a member of the Board’s Corporate Governance and Nominating Committee. Mr. Perkins brings executive decision making skills, operating and management experience, and business development acumen to the Company as a result of his professional experiences. In addition, his deep understanding of the cotton business assists the Board in analyzing the Company’s businesses. These experiences provide the Board with, among other things, specific industry expertise important for an understanding of the Company’s businesses and operations.

SUZANNE M. PRESENT (52) – Ms. Present is a co-founder and has been a principal of Gladwyne Partners, LLC, a private partnership fund manager, since June 1998. Ms. Present currently serves on the boards of directors of The Electric Sheep Company, Inc., a privately-held developer of content and technologies for virtual worlds; and Anshe Chung Studios, Limited, a privately-held Chinese-based developer of content for virtual worlds. She served on the board of directors of Geeknet, Inc. from September 2008 to July 2010. She has been a director of the Company since February 10, 2011 and is a member of the Board’s Audit Committee (Chair). Ms. Present serves as an Audit Committee financial expert. Through her experiences at Gladwyne Partners and service on various boards of directors, Ms. Present brings financial expertise important to the oversight of the Company’s audit functions and business strategies.

WILLIAM M. SAMS (73) — Mr. Sams was the President and Chief Investment Officer of FPA Paramount Fund, Inc., as well as the Executive Vice President of both First Pacific Advisors, Inc. and FPA Perennial Fund, Inc. from 1981 until he retired in 2000. Mr. Sams has been a General Partner of Marlin Sams Fund since April 2008 and has served as a director of America’s Car-Mart, Inc. and a member of its audit committee since March 2005. He has been a director of the Company since April 2007, is a member of the Board’s Audit Committee and previously served as independent “Lead Director” of the Board from April 2007 until April 2011. Mr. Sams brings expertise in finance, public company directorship and committee experience to the Company as a result of his professional experiences. In addition, his tenure at First Pacific Advisors, Inc. and FPA Perennial Fund, Inc. in particular bring the Board a valuable perspective regarding executive decision making and business development important to the oversight of the Company’s implementation of its business and financial goals.

G. ALFRED WEBSTER (63) — Mr. Webster was an Executive Vice President of the Company, and had been an officer of the Company from 1979 through his retirement in 2003, and a director from 1986 until October 2004. Mr. Webster is a director and Chairman of the Compensation Committee of New Bridge Bank Corporation (formerly Lexington State Bank). Mr. Webster again became a director of the Company in August 2007, has served as the independent “Lead Director” of the Board since April 2011, and is a member of the Board’s Compensation Committee (Chair), Corporate Governance and Nominating Committee (Chair), and Executive Committee. Mr. Webster brings executive decision making skills, operating and management experience, and experience in public company directorship and committee experience, as well as direct textile industry business acumen to the Company as a result of his professional experiences. In addition, Mr. Webster’s long tenure with the Company provides the Board with a valuable historical perspective on the Company. These experiences provide the Board with, among other things, industry expertise relevant to the oversight of the Company’s businesses.

MITCHEL WEINBERGER (42) — Mr. Weinberger has served as the President and Chief Operating Officer of Dillon Yarn Corporation since March 2011. He was the Executive Vice President of Dillon from January 2007 to March 2011 and its Strategic Marketing Manager from 1992 to November 2007. The polyester and nylon texturing operations of Dillon were purchased by the Company on January 1, 2007, as discussed in more detail below under “Transactions with Related Parties, Promoters and Certain Control Persons—Transactions with Dillon Yarn Corporation”. He has been a director of the Company since March 9, 2011. Through his executive leadership experience at Dillon, Mr. Weinberger brings to the Board a solid understanding of the textile industry in which the Company operates as well as operating and management experience. These experiences provide the Board with, among other things, industry expertise important to the oversight of the Company’s management and execution of its business plans.

No director has a family relationship as close as first cousin with any other director, nominee for director or executive officer of the Company.

The Board recommends that the Shareholders vote to elect all of the nominees as directors.

REPORT OF THE COMPENSATION COMMITTEE

ON EXECUTIVE COMPENSATION

The following is a report of the Compensation Committee describing the compensation policies applicable to the Company’s executive officers during the fiscal year ended June 26, 2011. The current members of the Compensation Committee are G. Alfred Webster, who is the Committee Chair, William J. Armfield, IV and Archibald Cox, Jr. All of the members of the Compensation Committee are independent.

Compensation Discussion and Analysis

The Compensation Committee has reviewed and discussed the Company’s Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement on Schedule 14A for its 2011 Annual Meeting, which is incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended June 26, 2011, each as filed with the SEC.

Submitted by the Compensation Committee of the Board:

G. Alfred Webster, Chairman

William J. Armfield, IV

Archibald Cox, Jr.

COMPENSATION DISCUSSION AND ANALYSIS

The purpose of the Compensation Discussion and Analysis is to explain the process the Compensation Committee uses to determine compensation and benefits for our named executive officers (“NEOs”) for fiscal 2011. The Compensation Committee has designed a compensation program that is straightforward and driven by a few key principles and objectives, with pay for performance being the most significant structural element of the program. The compensation package awarded to each NEO consists primarily of a base salary, annual incentive compensation, long-term incentive compensation and other personal benefits.

Our five NEOs are:

William L. Jasper	Chairman and Chief Executive Officer
R. Roger Berrier, Jr.	President and Chief Operating Officer
Ronald L. Smith	Vice President and Chief Financial Officer
Thomas H. Caudle, Jr.	Vice President, Manufacturing
Charles F. McCoy	Vice President, Secretary, General Counsel and Chief Risk, Governance and Compliance Officer

Executive Summary

Despite the challenging global economic and regulatory environment, the Company delivered strong financial results in fiscal 2011. The Company reported net income for fiscal 2011 of $25.1 million, or $1.25 per share, an increase from $10.7 million, or $0.53 per share, for fiscal 2010. The Company also generated a $90 million, or 14 percent, increase in net sales to $713 million for fiscal 2011, as the Company increased prices to cover higher raw material costs, improved market share in key segments, increased sales of its premier value added products and grew volume in its operations in Central America and China. As a result of the Company’s performance during fiscal 2011, the Company achieved 101% of its adjusted EBITDA target of $60 million.

Based on this comprehensive performance assessment, and combined with a review of the economic environment and competitive trends, the Compensation Committee made the following decisions for our NEOs:

•	Base salaries remained unchanged for fiscal 2011, except for Mr. Berrier, whose salary increased due to his new role as President and Chief Operating Officer.

•	Fiscal 2011 annual cash incentives to NEOs were paid at 101% of target levels, corresponding to a cash bonus of 52.5% of each NEO’s base salary.

•	The Compensation Committee determined not to grant any long-term incentive awards in fiscal 2011.

During fiscal 2011, in addition to his role as Chief Executive Officer (“CEO”), the Board appointed Mr. Jasper as Chairman of the Board. For fiscal 2011, Mr. Jasper received total compensation of $1,059,893, primarily driven by strong Company and individual performance in fiscal 2011. Mr. Jasper’s total compensation reflects the role he plays in establishing the Company’s strategic agenda and long-range plan, meeting the challenges that arise in the day-to-day operations of a company as large and diverse as the Company and leading the Company in a challenging global economic and regulatory environment. Although his compensation is determined using the same methodology as used for each of the other NEOs, Mr. Jasper’s compensation is higher than the compensation paid to any of the other NEOs as his responsibilities and obligations at the Company are greater than those of any of the other NEOs.

During fiscal 2011, the Board appointed Mr. Berrier as President and Chief Operating Officer. For fiscal 2011, Mr. Berrier received total compensation of $645,606. Mr. Berrier’s base salary was increased from fiscal 2010 primarily due to his new roles at the Company, and his total compensation reflects the role he plays in overseeing the business, affairs and property of the Company, management and execution of the Company’s strategic goals, and general supervision over the Company’s day-to-day operations and its employees.

Each of the other NEOs received total compensation in fiscal 2011 as follows: Mr. Smith, $552,439, Mr. Caudle, $499,848 and Mr. McCoy, $496,274. The compensation paid to these NEOs reflects the relative performances of the Company or segments of the business for which these officers were responsible during fiscal 2011, as well as individual performance.

During fiscal 2011, the Compensation Committee made minimal changes to the compensation programs. Minor adjustments were made to the annual bonus plan and target amounts to address the economic environment and projected performance. No changes were made to the overall design of the long-term incentive plan.

Compensation Philosophy, Principles and Policies

The Company’s executive compensation program is designed to attract executives with the requisite skills necessary to support our strategic objectives, to reward executives for the achievement of near-term and long-term goals, and to retain executives by aligning their compensation with the longer-term creation of Shareholder value through the development of a sustainable business with consistent performance. The Compensation Committee has developed an executive compensation policy that is primarily based upon the practice of pay-for-performance. Therefore, the focus of the Compensation Committee and the Company’s executive compensation program is to ensure that an appropriate relationship exists between executive pay and the creation of Shareholder value, while at the same time enabling the Company to attract, retain, reward and motivate high caliber employees. The Compensation Committee monitors the results of its executive compensation policy to ensure that compensation payable to executive officers creates proper incentives to enhance Shareholder value, rewards superior performance, and is justified by returns available to Shareholders.

In establishing compensation for the NEOs, the following are the Compensation Committee’s objectives:

•	All components of executive compensation should be set so that the Company can continue to attract, retain, reward and motivate talented and experienced executives;

•	Ensure executive compensation is aligned with the Company’s corporate strategies, business objectives and the long-term interests of the Shareholders;

•	Increase the incentive to achieve key strategic and financial performance measures by linking incentive award opportunities to the achievement of performance goals in these areas; and

•

Enhance the NEOs’ incentive to increase the Company’s long-term value, as well as promote retention of key personnel, by providing a portion of total compensation opportunities for senior management in the form of direct ownership in the Company through stock ownership.

The Compensation Committee reviews all components of the NEOs’ compensation. The Compensation Committee also monitors the compensation levels in general for all other senior level employees of the Company. In addition, the Compensation Committee has the discretion to hire compensation and benefits consultants to assist in developing and reviewing overall executive compensation strategies.

Overview of Compensation Components

The Compensation Committee views executive compensation in four component parts: base salary, annual incentive compensation, long-term incentive compensation and other personal benefits. A brief description of each of these components is provided below, together with a summary of its objectives:

Compensation Element	Description	Objective
Base Salary	Fixed compensation that is reviewed annually based on performance.	• To provide a base level of compensation that fairly accounts for the job and scope of the role being performed. • To attract, retain, reward and motivate qualified and experienced executives.

Annual Incentive Compensation	Variable compensation earned based on performance against pre-established annual goals.	• To provide incentives for achieving critical annual operating goals which ultimately contribute to long-term return to Shareholders.

Long-Term Incentive Compensation	Variable compensation which is comprised of equity in the Company and participation in a Supplemental Key Employee Retirement Plan. The equity portion of the compensation is at risk because its value will vary with the value of the Common Stock. The Supplemental Key Employee Retirement Plan provides additional retirement income beyond what is provided in the Company’s standard retirement plan through a pre-set, annual contribution based on base salary.	• To align the economic interests of the executives with the Shareholders by rewarding executives for stock price improvement. • To promote retention (through vesting schedules).

Other Benefits and Perquisites	Broad-based benefits provided to all the Company’s employees (e.g., health and group term life insurance), a retirement savings plan, and certain perquisites, including club memberships and a car allowance.	• To provide a competitive total compensation package to attract and retain key executives.

The annual and long-term incentive portions of the executive’s compensation are intended to achieve the Compensation Committee’s goal of aligning the executive’s interests with those of the Shareholders and with Company performance. These portions of an executive’s compensation are placed at risk and are linked to the accomplishment of specific results that are designed to benefit the Shareholders and the Company, both in the long and short term. As a result, during years of excellent performance, the executives are provided the opportunity to earn a higher level of compensation and, conversely, in years of below average performance, their compensation will be limited to their base compensation levels. Finally, the annual and long-term incentive portions of the executive’s compensation are designed to achieve the Compensation Committee’s goal of attracting and retaining high caliber, experienced executives, through vesting schedules and deferred benefits. The Compensation Committee believes that these elements of compensation, when combined, are effective, and will continue to be effective, in achieving the overall objectives of the Company’s executive compensation program.

Operation of the Compensation Committee

As described elsewhere in this Proxy Statement, the Compensation Committee is responsible for the administration and overall structure of the Company’s executive compensation program. During fiscal 2011, the Compensation Committee was composed of four members until April 2011, and three members after April 2011, all of whom were independent directors in accordance with the independence requirements of the NYSE Corporate Governance Standards. The Compensation Committee reviews and approves corporate goals and objectives relevant to the compensation of each NEO, evaluates each NEO’s performance in light of these goals and objectives with input from the Company’s CEO, and sets each NEO’s compensation level based on this evaluation and consultation. The Compensation Committee also advises senior management with respect to the range of compensation to be paid to other employees of the Company, administers and makes recommendations to the Board concerning benefit plans for the Company’s directors, officers and employees and recommends benefit programs and future objectives and goals for the Company. For more information on the operation of the Compensation Committee, please refer to “Committees of the Board of Directors” below.

In late fiscal 2011, the Compensation Committee reviewed a report prepared by a compensation consultant, Towers Watson, concerning the market for executive compensation. The Compensation Committee plans to utilize this information for fiscal 2012 but did not use this information in setting compensation for fiscal 2011. For fiscal 2011 the Compensation Committee relied on compensation information from the prior year. The Compensation Committee continued to consider factors including the historical practices of the Company, the officer’s leadership and advancement of the Company’s long-term strategy, plans and objectives, individual performance and contribution to the Company’s success, budget guidelines and assessment of the Company’s financial condition. Additionally, the Compensation Committee considered the Company’s operating results and adjusted EBITDA (described below), the bonuses paid to salaried employees for fiscal 2010, and the current economic climate. Based on these factors, the Compensation Committee set executive compensation for fiscal 2011.

Elements of Compensation

Base Salaries

NEOs’ base salaries are determined based on the historical practices of the Company, the officer’s leadership and advancement of the Company’s long-term strategy, plans and objectives, individual performance and contribution to the Company’s success, budget guidelines and assessment of the Company’s financial condition. It is the intent of the Compensation Committee to maintain a close relationship between the Company’s performance and the base salary component of the compensation for each NEO. No formula based salary increases were provided to the NEOs during fiscal 2011.

To aid the Compensation Committee in making its determination, the CEO provides recommendations annually to the Compensation Committee regarding the compensation of all NEOs. Generally, each NEO participates in an annual performance review with the CEO to provide input about his contributions to the Company’s success for the period being assessed. The overall performance of each NEO is reviewed annually by the Compensation Committee, which then makes recommendations on the actual base salary for each NEO to the Board for approval.

During fiscal 2011, Mr. Berrier’s base salary was increased to $410,000, an increase from his fiscal 2010 base salary of approximately 14%, based on his undertaking the new roles as President and Chief Operating Officer. For fiscal 2011 the base salaries for Messrs. Jasper, Smith, Caudle and McCoy were not increased.

Annual Incentive Compensation

The Company structures its annual incentive compensation, in the form of a bonus, to reward its NEOs based on the Company’s fiscal year performance. All NEOs are eligible to earn a bonus which is a predetermined percentage of their base salary (called target bonus). These targets are set by the Compensation Committee and have a minimum (threshold) achievement level.

For fiscal 2011, the Compensation Committee established a target of $60 million of annual adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted to exclude certain items such as restructuring charges, startup costs, non-cash compensation expense net of distributions, gains or losses on extinguishment of debt, gains and losses on sales of property, plant and equipment, currency and derivative gains or losses, impairment of long-lived assets, other non-operating expense, and gain from sale of nitrogen credits). The Company’s adjusted EBITDA is a measure of cash flow generated by the Company’s business. The Compensation Committee uses adjusted EBITDA as a measure of Company performance because the Compensation Committee believes it provides a clear indicator of cash generation. Although the Compensation Committee previously used a combination of adjusted EBITDA and earnings from 50% or more owned equity affiliates for purposes of the fiscal 2010 target, at its meeting in July 2010 the Compensation Committee recognized that 50% or more owned equity affiliates would not play the increased role in driving the success of the business as was previously thought. As a result, the Compensation Committee revised its view concerning the best indicator of Company performance, and returned to the use of adjusted EBITDA for fiscal 2011.

The annual incentive bonus awarded to NEOs may be increased or decreased by the Compensation Committee as a result of the individual’s performance and/or contribution to Company achievement of financial objectives. Each NEO’s performance, including the CEO, is evaluated against specific financial goals prior to payment of bonuses, and the final bonus payment may be adjusted relative to the achievement of those goals. The performance criteria in the annual incentive bonus program may be adjusted by either the Compensation Committee or the Board to account for unusual events, such as extraordinary transactions, asset dispositions and purchases, and merger and acquisitions if, and to the extent, either the Compensation Committee or the Board considers the effect of such events indicative of the Company’s performance. Additionally, the Compensation Committee or the Board has the discretion to award additional bonus compensation even if the executive officer would not be entitled to any bonus based on the targets previously determined. As mentioned above, the specific financial goals for fiscal 2011 were based on adjusted EBITDA.

Each NEO’s annual incentive compensation for fiscal 2011 was based entirely upon the Company’s achievement of the adjusted EBITDA target, and each NEO’s target bonus upon the Company’s achievement of the adjusted EBITDA target was set at 50% of his annual base salary, up to a maximum of 100% of his annual base salary. Each NEO’s bonus would be adjusted on a pro rata basis upward or downward, such that an NEO would receive a bonus equal to 100% of his base salary if the Company achieved 120% of the adjusted EBITDA target, or a bonus equal to 25% of his base salary if the Company achieved 80% of its adjusted EBITDA target. The NEO would not be entitled to a bonus if the Company achieved less than 80% of its adjusted EBITDA target. As a result of the Company’s performance during fiscal 2011, the Company achieved 101% of its adjusted EBITDA target, and thus all NEOs were entitled to bonus compensation equal to 52.5% of their base salary.

The Compensation Committee believes the cash portion of the annual incentive bonus provides the necessary incentives to retain, reward and motivate the NEOs for short-term strong Company performance.

Long-Term Incentive Compensation

Equity Incentives. The Compensation Committee believes that stock-based performance compensation is essential in aligning the interests of management and the Shareholders in enhancing the long-term value of the Company’s equity. The 2008 Unifi, Inc. Long-Term Incentive Plan (the “2008 Plan”) provides for the issuance to the Company’s officers and employees of shares of incentive stock options, non-qualified stock options, restricted stock awards and performance-based awards for the Company’s Common Stock. These awards are granted to the Company’s executive officers and other employees both to build the value of the Company, and to retain key individuals. Stock options provide incentive for the creation of Shareholder value over the long term since the full benefit of an executive officer’s compensation package cannot be realized unless the Common Stock appreciates in value during the term of the option. Restricted stock awards are available to be granted from time to time to executive officers, primarily for purposes of retention. Restricted stock awards may be in the form of a grant of restricted stock or of restricted stock units. Restricted stock is subject to forfeiture and may not be disposed of by the recipient until certain restrictions established by the Compensation Committee have lapsed. Restricted stock units represent the right to receive shares of Common Stock and are generally subject to vesting conditions, subject to forfeiture and may not be disposed of by the recipient until certain restrictions established by the Compensation Committee have lapsed. Generally the Compensation Committee believes that granting stock options and restricted stock awards can be an effective tool for meeting the Company’s compensation goal of increasing long-term Shareholder value by tying the value of the executive’s performance compensation to the Company’s Common Stock performance. Employees are able to profit from stock options only if the Company’s stock price increases in value over the stock option’s exercise price. Recipients of restricted stock awards are not required to provide consideration other than the rendering of their services.

In July 2006, the Compensation Committee established a policy providing for the grant of an annual stock option to the NEOs. The purpose of the annual grant of stock options to the NEOs is to provide the NEOs with additional incentives to remain with the Company. In July 2010, after reviewing the NEOs’ total compensation packages and the value of equity awards granted in the prior fiscal year, the Compensation Committee did not grant any options to the NEOs as provided pursuant to the policy described above.

Subsequent to fiscal 2011, at its meeting in July 2011 the Compensation Committee resumed grants in accordance with its prior policy, and approved a grant of incentive stock options as well as restricted stock units to the NEOs as described below in more detail.

Supplemental Key Employee Retirement Plan. In July 2006, the Company established an unfunded supplemental retirement plan known as the Unifi, Inc. Supplemental Key Employee Retirement Plan (the “SERP”) for a select group of management employees (including the CEO and the other NEOs). Participants in the SERP are those employees of the Company or its subsidiaries who are determined to be participants in the SERP by the Compensation Committee in its sole and exclusive discretion. The Company established the SERP in order to provide certain management employees additional compensation benefits in order to further incentivize them and to provide better retention opportunities.

The SERP provides that as of the end of each calendar year, each participant’s account shall be credited with an amount equal to the product of such participant’s base salary for such calendar year multiplied by the participant’s applicable SERP Credit Percentage (8 1/2% of the annual base salary for executive officers of the Company and 5 1/2% of the annual base salary for participants who are not executive officers of the Company). Each participant’s account will be adjusted as if the balance in such account had been invested in the stocks that make up the Standard & Poor’s 500 Index in the same proportion as their respective weighting therein. Upon a participant’s termination of employment with the Company, the participant shall be entitled to receive the amount credited to such participant’s account in a single lump sum payable six months after the participant’s termination of employment with the Company, except in the event that the participant’s termination is due to death or disability, in which case the participant’s designated beneficiary or the participant, as applicable, shall immediately be entitled to such payout.

Perquisites and Other Benefits

Automobile Allowance. The Company provided to certain employees an automobile allowance during fiscal 2011. During fiscal 2011, the Company paid its NEOs $6,000 each in automobile allowance, in the form of a bi-weekly stipend. In addition the Company reimbursed its NEOs for actual automobile expenses during fiscal 2011. The Company provided these benefits to the NEOs because the Compensation Committee believed that these benefits were common among executive officers at similarly situated companies, and were an essential element in providing the NEOs with a competitive compensation package. The Compensation Committee determined to discontinue such benefits for fiscal 2012.

Retirement Benefits. In order to provide employees at all levels with greater incentive, the Company makes available to all employees, including the NEOs, the opportunity to make contributions to the Company’s Retirement Savings Plan (“401(k) Plan”), under which employees may elect to defer up to 75% of their total compensation, not to exceed the amount allowed by applicable Internal Revenue Service regulations. Pursuant to the 401(k) Plan, in fiscal 2011 the Company matched contributions equal to 100% of the employee’s first 3% of compensation contributed to the 401(k) Plan and 50% of the next 2% of compensation contributed to the 401(k) Plan.

Health Plan, Life Insurance and Other Benefits. The Company makes available health and insurance benefits to all employees, including the NEOs. The cost of the health plans is covered partially through employees’ payroll deductions, with the remainder covered by the Company. Disability and life insurance benefits are paid by the Company for all salaried employees, however the NEOs receive additional life insurance coverage provided by the Company. In fiscal 2011, the cost of a golf and social club membership was covered for Mr. Smith, provided that the club membership provides for a business-use opportunity, such as use of the facilities for functions and meetings, and client networking and entertainment. The Compensation Committee determined to discontinue such golf and social club membership benefits for fiscal 2012. Other perquisites such as moving and relocation costs are provided from time to time.

Change of Control Agreements. On August 14, 2009, the Company entered into Change of Control Agreements with each of the NEOs. The agreements provide that if an NEO’s employment is terminated involuntarily, other than by death, disability or cause, or voluntarily, for good reason, after a change of control of the Company, such NEO will receive certain benefits. The present value of those benefits will be 2.99 times the average of such NEO’s annual compensation paid during the five (5) calendar years preceding the change of control of the Company, subject to being reduced to the largest amount which will result in no portion of the payment being subject to excise taxes under the Internal Revenue Code, all as determined by the Company’s independent certified public accountants, whose decision shall be binding upon the Company and such NEO. These benefits will be paid to such NEO in equal installments over a twenty-four (24) month period. To be entitled to payments upon such a change of control, (a) the NEO’s employment must be terminated other than by death, disability, retirement, or cause, or (b) the NEO must terminate his employment for good reason, in either case within two years following the change of control. Pursuant to their terms, each of the Change of Control Agreements with the NEOs will expire upon the earlier of two (2) years from the date of a change of control, the termination of the NEO prior to the change of control, or if no change of control has occurred, December 31, 2011.

For purposes of the Change of Control Agreements, a change of control is deemed to occur if, among other things, (i) there is a consolidation or merger of the Company or the sale of all or substantially all of the assets of the Company, (ii) the Shareholders of the Company have approved any plan or proposal for the liquidation or dissolution of the Company, (iii) any person acquires twenty percent (20%) or more of the outstanding voting stock of the Company, or (iv) if there is a change in the majority of directors under specified conditions within a two (2) year period. The benefits under these Change of Control Agreements are contingent and therefore not reported under the Summary Compensation Table.

Tax Impact on Compensation

The Compensation Committee has considered the impact of Section 162(m) of the Internal Revenue Code on the Company’s executive compensation program. Section 162(m) denies a public company a deduction, except in limited circumstances, for compensation paid to “covered employees,” i.e., those employees named in the “Summary Compensation Table” below, to the extent such compensation exceeds $1,000,000. Based on its review of the likely impact of Section 162(m), the Compensation Committee may in the future recommend changes to the Company’s benefit plans in order to qualify compensation paid to covered employees for such exception.

Compensation Discussion for Fiscal 2012

Compensation Setting Process

In setting compensation for fiscal 2012, the Compensation Committee considered the results of information prepared by a compensation consultant, Towers Watson, regarding the market for executive compensation. However, market data is only one of many factors that the Compensation Committee considers in determining executive compensation levels. Other factors include the historical practices of the Company, the officer’s leadership and advancement of the Company’s long-term strategy, plans and objectives, individual performance and contribution to the Company’s success, budget guidelines, assessment of the Company’s financial condition, and the Company’s adjusted EBITDA for fiscal 2012. Based on this analysis, the Compensation Committee made some changes to the compensation packages provided to NEOs, including an increase in the base salaries of each NEO, a discontinuance in providing automobile allowances, automobile expense reimbursements, and reimbursements for country club dues, and an approval of stock option and restricted stock unit grants to the NEOs. The fiscal 2012 base salaries for the NEOs were set as follows:

NEO	Base Salary for Fiscal 2012
Mr. Jasper	$687,000
Mr. Berrier	$462,000
Mr. Smith	$356,000
Mr. Caudle	$317,000
Mr. McCoy	$317,000

In July 2011 the Compensation Committee granted the NEOs certain stock options, which are exercisable at a price of $12.47 per share and which vest in three installments at each of July 27, 2012, July 27, 2013 and July 27, 2014, and restricted stock units, which vest in three installments at each of August 27, 2012, July 27, 2013 and July 27, 2014, in the following amounts:

NEO	Stock Options	RSUs
Mr. Jasper	45,000	22,500
Mr. Berrier	35,000	17,500
Mr. Smith	25,000	12,500
Mr. Caudle	6,000	3,000
Mr. McCoy	16,000	8,000

Total	127,000	63,500

Executive Officer Compensation Recoupment Policy

Effective at the beginning of fiscal 2012, based on the Compensation Committee’s recommendation and authorization, the Company adopted a new policy addressing the potential recovery of incentive compensation in the event of a material restatement of the Company’s financial results. This policy, also known as a “clawback” policy, applies to all of the Company’s executive officers, including the NEOs. Under the policy, the Company may recover any incentive compensation paid to a current or former executive officer of the Company as a result of material noncompliance with financial reporting requirements that results in a restatement of the Company’s financial results, to the extent that such compensation is attributable to the erroneous financial data in excess of what would have been paid under the accounting restatement. In addition, if the Board determines that any current or former employee has engaged in fraud or certain other specified misconduct, the Board may require reimbursement of all compensation granted, earned or paid under annual incentive and long-term incentive cash plans, and cancellation of outstanding equity awards and reimbursement of any gains realized on the exercise, settlement or sale of equity awards. The recovery period pursuant to the policy is up to three years preceding the date on which the Company is required to prepare the accounting restatement.

EXECUTIVE OFFICERS AND THEIR COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth a summary of all compensation awarded or paid to or earned by the Company’s NEOs for services rendered in all capacities to the Company (including its subsidiaries) for each of the fiscal years indicated.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
William L. Jasper	2011	635,000	333,375	—	—	—	—	91,518	1,059,893
Chairman and Chief Executive Officer	2010	635,000	635,000	—	495,855	—	—	91,792	1,857,647
	2009	635,000	—	—	—	—	—	69,438	704,438

Ronald L. Smith	2011	325,000	170,625	—	—	—	—	56,814	552,439
Vice President and Chief Financial Officer	2010	325,000	325,000	—	247,928	—	—	47,403	945,331
	2009	325,000	—	—	—	—	—	48,518	373,518

R. Roger Berrier, Jr.	2011	375,385	215,250	—	—	—	—	54,971	645,606
President and Chief Operating Officer	2010	360,000	360,000	—	396,684	—	—	55,628	1,172,312
	2009	360,000	—	—	—	—	—	54,931	414,931

Thomas H. Caudle, Jr.	2011	290,000	152,250	—	—	—	—	57,598	499,848
Vice President, Manufacturing	2010	279,617	290,000	—	121,209	—	—	44,778	735,604
	2009	260,004	—	—	—	—	—	41,537	301,541

Charles F. McCoy	2011	295,000	154,875	—	—	—	—	46,399	496,274
Vice President, Secretary, General Counsel, and	2010	278,077	295,000	—	121,209	—	—	41,653	735,939
Chief Risk, Governance and Compliance Officer	2009	275,000	—	—	—	—	—	41,542	316,542

(1)

Amounts reflect the grant date fair value computed in accordance with FASB ASC Topic 718, related to options granted in the fiscal year noted. See Note 16 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 26, 2011 for more information about the value of stock option awards. In addition, the amounts reflect minor reductions in the shares underlying such options due to the Company’s 1-for-3 reverse stock split effected November 3, 2010, under which cash was paid to Shareholders in lieu of fractional shares.

(2)	All other compensation for each of the NEOs for fiscal 2011 consists of the following:

	William L. Jasper	Ronald L. Smith	R. Roger Berrier, Jr.	Thomas H. Caudle, Jr.	Charles F. McCoy
Automobile Allowance	$6,000	$6,000	$6,000	$6,000	$6,000
Auto Expenses	5,756	3,944	5,633	5,060	3,027
Country Club Dues	—	4,983	—	—	—
Life Insurance	17,282	1,862	2,097	10,127	2,528
Matching 401(k) Contribution	8,505	12,400	10,641	11,761	10,292
Contributions to Supplemental Key Employee Retirement Plan	53,975	27,625	30,600	24,650	24,552

Total	$91,518	$56,814	$54,971	$57,598	$46,399

OUTSTANDING EQUITY AWARDS

The following table provides information concerning the unexercised stock options outstanding for each of the NEOs of the Company as of the end of fiscal 2011.

Outstanding Equity Awards at 2011 Fiscal Year-End

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
(a)	(b)	(c)	(e)	(f)
William L. Jasper	33,333	—	10.20	4/19/2016
	21,666	—	8.67	7/26/2016
	—	133,333	8.16	10/24/2017
	49,999	100,001	5.73	7/28/2019

Ronald L. Smith	3,333	—	22.44	10/2/2011
	1,666	—	21.99	1/23/2012
	16,666	—	8.28	7/1/2014
	16,666	—	8.67	7/26/2016
	—	49,999	8.16	10/24/2017
	24,999	50,001	5.73	7/28/2019

R. Roger Berrier, Jr.	3,333	—	22.44	10/2/2011
	1,666	—	21.99	1/23/2012
	16,666	—	8.28	7/1/2014
	16,666	—	10.20	4/19/2016
	21,666	—	8.67	7/26/2016
	—	99,999	8.16	10/24/2017
	39,999	80,001	5.73	7/28/2019

Thomas H. Caudle, Jr.	5,000	—	22.44	10/2/2011
	16,666	—	21.99	1/23/2012
	39,999	—	8.28	7/1/2014
	21,666	—	8.67	7/26/2016
	—	16,666	8.16	10/24/2017
	12,222	24,444	5.73	7/28/2019

Charles F. McCoy	5,000	—	22.44	10/2/2011
	16,666	—	21.99	1/23/2012
	33,333	—	8.28	7/1/2014
	21,666	—	8.67	7/26/2016
	—	16,666	8.16	10/24/2017
	12,222	24,444	5.73	7/28/2019

GRANTS OF PLAN-BASED AWARDS

During fiscal 2011 there were no performance bonus or long-term incentive awards issued to the NEOs.

OPTIONS EXERCISED AND STOCK VESTED

During fiscal 2011 there were no exercises of stock options or vesting of stock awards issued to the NEOs of the Company.

NON-QUALIFIED DEFERRED COMPENSATION

The following table provides information with respect to the Company’s non-tax qualified compensation deferral plans for each of the Company’s NEOs. For a description of the material terms of the Company’s Supplemental Key Employee Retirement Plan, see “Compensation Discussion & Analysis — Elements of Compensation — Long Term Incentive Compensation”.

	Non-Qualified Deferred Compensation for Fiscal Year 2011
Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings (Loss) in Last Fiscal Year ($)	Aggregate Withdrawals and/or Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
(a)	(b)	(c)	(d)	(e)	(f)
William L. Jasper	—	53,975	39,401	—	285,788

Ronald L. Smith	—	27,625	21,009	—	151,325

R. Roger Berrier, Jr.	—	30,600	26,641	—	187,845

Thomas H. Caudle, Jr.	—	24,650	28,689	—	194,704

Charles F. McCoy	—	24,552	26,464	—	181,262

COMPENSATION POLICIES AND PRACTICES AS THEY RELATE TO RISK MANAGEMENT

As previously discussed, the Company’s compensation policies and practices for its employees are designed to attract and retain highly qualified and engaged employees, and to minimize risks that would have a material adverse effect on the Company. In addition the Company’s compensation policies and practices seek to align the interests of management with those of the Company’s Shareholders. The Company believes its incentive compensation programs are appropriately balanced between value created indirectly by the performance of the Company’s stock and payments resulting from the achievement of specific financial performance objectives. The Compensation Committee considers risks arising from the Company’s employee compensation policies and practices and has concluded that any risks from such policies and practices are not reasonably likely to have a material adverse effect on the Company. Overall, the Compensation Committee reached this conclusion after considering a number of features of the Company’s compensation structure that are designed to mitigate risk, such as:

•	The Company uses a balance of fixed and variable compensation in the form of cash and equity, which is designed to provide both short and long-term focus.

•

The overall compensation of our NEOs is not overly-weighted towards the achievement of performance criteria in a particular fiscal year and an appropriate portion of compensation is awarded in the form of equity awards that vest over a multi-year period, subject to continued service by the recipient. This further aligns the interests of the NEOs to long-term shareholder value and helps retain management.

•

Payouts under the Company’s annual incentive compensation and other long-term incentive programs are based on performance criteria that the Compensation Committee believes to be challenging yet reasonable and attainable without excessive risk-taking.

•

Under the Company’s compensation recoupment policy, as discussed above under “Compensation Discussion & Analysis,” the Company may be entitled to recover certain compensation in the event of a restatement of its financials due to the material noncompliance of the Company with federal securities laws or in the event of certain fraud or other misconduct by an employee.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Accrued and Vested Benefits. Each of the NEOs has accrued various benefits under the Company’s compensation programs and retirement and other broad-based employee benefit plans. Many of these benefits and awards are fully vested and each of the NEOs would receive all of his vested benefits and awards in the event that his employment with the Company ends for any reason. On August 14, 2009, the Company entered into Change of Control Agreements with each of the NEOs. Under these Agreements, the NEOs will receive additional benefits as described below in the event of termination of employment without cause or resignation for good reason following a change of control. Additionally, under the Unifi, Inc. 1999 Long-Term Incentive Plan and the 2008 Plan, upon a change of control all options and stock awards will become fully exercisable.

The table below summarizes the accrued and vested benefits that each of the NEOs would be entitled to, assuming he left the Company on June 26, 2011, including pursuant to death, disability, retirement or termination.

Accrued and Vested Benefits (1)

	William L. Jasper	Ronald L. Smith	R. Roger. Berrier, Jr.	Thomas H. Caudle, Jr.	Charles F. McCoy
Vested Deferred Compensation Balance	$285,788	$151,325	$187,845	$194,704	$181,262

Vested Stock Options (1)	459,291	281,822	427,287	307,181	281,517

Total	$745,079	$433,147	$615,132	$501,885	$462,779

(1)	Stock options are exercisable for three (3) months after termination other than for cause and are exercisable for one (1) year in the event of retirement, death or disability. For purposes of this table, it is assumed that all vested stock options are exercised on the last business day before June 26, 2011, and the value of such vested stock options is calculated by multiplying the number of options by the difference between the exercise price and the closing market price.

Termination Following a Change in Control. The table below summarizes the incremental benefits (beyond the accrued and vested benefits) that each of the NEOs would be entitled to, assuming their termination without cause or resignation for good reason occurred on June 26, 2011 following a change in control.

Termination Without Cause or Resignation For Good Reason Following a Change in Control

	William L. Jasper	Ronald L. Smith	R. Roger. Berrier, Jr.	Thomas H. Caudle, Jr.	Charles F. McCoy
Severance Benefit	$2,303,942	$1,265,962	$1,464,828	$1,292,713	$1,239,244
Health and Welfare Benefits (1)	62,416	33,699	33,779	49,840	26,961
Accelerated Stock Options (2)	1,628,629	800,324	1,336,290	529,787	504,123

Total	$3,994,987	$2,099,985	$2,834,897	$1,872,340	$1,770,328

(1)	This represents the aggregate estimated net cost to the Company of health and welfare benefits provided to each NEO under the terms of the Change in Control Agreements.

(2)	Upon a Change in Control all previously unvested stock options will become vested. For purposes of this table, it is assumed that all such options are exercised on the last business day before June 26, 2011, and the value of such options is calculated by multiplying the number of options by the difference between the exercise price and the closing market price.

BENEFICIAL OWNERSHIP OF COMMON STOCK

BY DIRECTORS AND EXECUTIVE OFFICERS

The following table presents information regarding the beneficial ownership of the Common Stock, within the meaning of applicable securities regulations, of all current directors of the Company and each of the NEOs in the Summary Compensation Table included herein, and of all current directors and executive officers of the Company as a group, as of September 1, 2011.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
William J. Armfield, IV(2)	274,586	1.37%
R. Roger Berrier, Jr.(3)	247,992	1.22%
Thomas H. Caudle, Jr.(4)	126,081	°
Archibald Cox, Jr.(5)	146,110	°
William L. Jasper(6)	294,431	1.45%
Kenneth G. Langone(7)	908,066	4.52%
Charles F. McCoy(8)	120,442	°
George R. Perkins, Jr.(9)	339,546	1.69%
Suzanne M. Present(10)	122,410	°
William M. Sams(11)	1,629,076	8.11%
Ronald L. Smith(12)	138,329	°
G. Alfred Webster(13)	40,949	°
Mitchel Weinberger(14)	1,760,432	8.76%
All directors and executive officers as a group (14 persons)	6,026,040	28.65%

°	Represents less than one percent (1%) of the Common Stock.

(1)

All shares are owned directly and with sole voting and investment power, except as otherwise noted. The information presented in this table was based upon Company information, information furnished to the Company by the named persons and information contained in filings with the SEC.

(2)

Includes 3,333 shares that Mr. Armfield would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2011, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $24.00 per share for 30 consecutive days, and 3,333 shares that Mr. Armfield would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2011, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $30.00 per share for 30 consecutive days, as to which he would have sole voting and investment power upon acquisition.

(3)

Includes 139,996 shares that Mr. Berrier has the right to purchase pursuant to stock options that are currently exercisable or become exercisable within 60 days of September 1, 2011, 99,999 shares that Mr. Berrier would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2011, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $18.00 per share for 30 consecutive days, as to which he would have sole voting and investment power upon acquisition, and 7,166 shares owned by the Julie Beamer Berrier Revocable Trust, as to which he does not have any voting or investment power.

(4)

Includes 107,775 shares that Mr. Caudle has the right to purchase pursuant to stock options that are currently exercisable or become exercisable within 60 days of September 1, 2011, and 16,666 shares that Mr. Caudle would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2011, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $18.00 per share for 30 consecutive days, as to which he would have sole voting and investment power upon acquisition.

(5)	Includes 4,444 shares that Mr. Cox has the right to purchase under currently exercisable stock options, as to which he would have sole voting and investment power upon acquisition.

(6)

Includes 154,998 shares that Mr. Jasper has the right to purchase pursuant to stock options that are currently exercisable or become exercisable within 60 days of September 1, 2011, and 133,333 shares that Mr. Jasper would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2011, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $18.00 per share for 30 consecutive days, as to which he would have sole voting and investment power upon acquisition.

(7)	Includes 100,000 shares owned by Invemed Associates, LLC, in which Mr. Langone owns an 81% interest, and of which Mr. Langone has shared voting and investment power, 5,000 shares owned by Mr. Langone’s wife, as to which he has shared voting and investment power, 3,333 shares that Mr. Langone would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2011, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $24.00 per share for 30 consecutive days, and 3,333 shares that Mr. Langone would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2011, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $30.00 per share for 30 consecutive days, as to which he would have sole voting and investment power upon acquisition.

(8)	Includes 101,109 shares that Mr. McCoy has the right to purchase pursuant to stock options that are currently exercisable or become exercisable within 60 days of September 1, 2011, and 16,666 shares that Mr. McCoy would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2011, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $18.00 per share for 30 consecutive days, as to which he would have sole voting and investment power upon acquisition, and 366 shares jointly owned with his wife as to which he has shared voting and investment power.

(9)	Includes 3,333 shares that Mr. Perkins would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2011, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $24.00 per share for 30 consecutive days, and 3,333 shares that Mr. Perkins would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2011, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $30.00 per share for 30 consecutive days, as to which he would have sole voting and investment power upon acquisition.

(10)	Includes 122,410 shares owned by Marlin Sams Fund L.P., of which Ms. Present is deemed to be the beneficial owner, but as to which she specifically disclaims beneficial ownership.

(11)	Includes 122,410 shares owned by Marlin Sams Fund L.P. (which are the same shares held by Ms. Present and disclosed above), of which Mr. Sams is deemed to be the beneficial owner, but as to which he specifically disclaims beneficial ownership, 3,333 shares that Mr. Sams would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2011, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $24.00 per share for 30 consecutive days, and 3,333 shares that Mr. Sams would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2011, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $30.00 per share for 30 consecutive days, as to which he would have sole voting and investment power upon acquisition.

(12)	Includes 88,330 shares that Mr. Smith has the right to purchase pursuant to stock options that are currently exercisable or become exercisable within 60 days of September 1, 2011, and 49,999 shares that Mr. Smith would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2011, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $18.00 per share for 30 consecutive days, as to which he would have sole voting and investment power upon acquisition.

(13)	Includes 3,333 shares that Mr. Webster would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2011, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $24.00 per share for 30 consecutive days, 3,333 shares that Mr. Webster would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2011, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $30.00 per share for 30 consecutive days, as to which he would have sole voting and investment power upon acquisition and 34,283 shares which Mr. Webster owns jointly with his wife, and together they share voting and investment power.

(14)	Includes 1,730,432 shares owned by Dillon, as to which Mr. Weinberger has shared voting and investment power and as to which Mr. Weinberger disclaims beneficial ownership.

DIRECTORS’ COMPENSATION

The following table shows compensation information for the Company’s directors for fiscal 2011.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
William J. Armfield, IV	—	50,004	—	—	—	—	50,004
R. Roger Berrier, Jr.	—	—	—	—	—	—	—
Archibald Cox, Jr.	—	50,004	—	—	—	—	50,004
William L. Jasper	—	—	—	—	—	—	—
Kenneth G. Langone	—	50,004	—	—	—	—	50,004
George R. Perkins, Jr.	—	50,004	—	—	—	—	50,004
Suzanne M. Present	—	—	—	—	—	—	—
William M. Sams	—	50,004	—	—	—	—	50,004
G. Alfred Webster	25,000	50,004	—	—	—	—	75,004
Mitchel Weinberger	—	—	—	—	—	—	—

(1)

Amounts reflect the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, related to restricted stock units granted in fiscal 2011. See Note 16 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 26, 2011 for more information about the value of restricted stock unit awards. With respect to Mr. Berrier and Mr. Jasper please see “Outstanding Equity Awards” for a list of equity awards outstanding at June 26, 2011. At June 26, 2011, Messrs. Armfield, Cox, Langone, Perkins, Sams, Webster each had options to purchase 6,666 shares of Common Stock and restricted stock units representing the right to receive 3,600 shares of Common Stock. Ms. Present and Mr. Weinberger did not have any equity awards outstanding at such date.

Previously, the Board approved the suspension of director retainer and meeting fees for all directors, and this suspension for meeting fees remained in effect for fiscal 2011. During fiscal 2011, the Board approved reinstating certain annual director retainer fees. Each director, who was not an employee of the Company, was paid an annual retainer at the 2010 Annual Meeting of Shareholder payable in restricted stock units. These restricted stock units represent the right to receive shares of Common Stock, are subject to vesting conditions and convey no rights of ownership in shares of Common Stock until such restricted stock units have vested and been distributed to the non-employee directors in the form of Common Stock. The restricted stock units will become fully vested on November 27, 2011, provided the non-employee director remains in continuous service as a member of the Board from the grant date until the vesting date. The vested restricted stock units will be converted into an equivalent number of shares of Common Stock and distributed to the non-employee director following such director’s termination of services as a member of the Board.

In addition, the Company may reimburse each such director for reasonable expenses incurred in attending those meetings. Finally, the Board also approved a director’s fee in the amount of $25,000 paid to Mr. Webster for his service as Chairman of the Executive Committee during the Company’s first fiscal quarter of 2011.

The compensation for outside directors is periodically reviewed for adjustment by the Compensation Committee.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Securities and Exchange Commission rules, we are asking Shareholders to approve, on a non-binding basis, the following advisory resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to Unifi, Inc.’s named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative discussion, is hereby APPROVED.”

This advisory vote is not intended to address any specific element of executive compensation, but instead is intended to address the overall compensation of the NEOs as disclosed in this Proxy Statement.

The Company’s executive compensation program is designed not only to retain and attract highly qualified and effective executives, but also to motivate them to substantially contribute to the Company’s future success for the long-term benefit of Shareholders and reward them for doing so. Accordingly, the Board and Compensation Committee believe that there should be a strong relationship between pay and corporate performance (both financial results and stock price), and the Company’s executive compensation program reflects this belief.

We urge you to read the Compensation Discussion and Analysis, as well as the Summary Compensation Table and related compensation tables and narrative appearing on pages 7 through 17, which provide detailed information on the Company’s compensation philosophy, policies and practices and the compensation of the Company’s NEOs.

Effect of the Proposal

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is not binding on the Company, the Board or the Compensation Committee. The vote on this proposal will, therefore, not affect any compensation already paid or awarded to any NEO and will not overrule any decisions made by the Board or the Compensation Committee. Because the Company highly values the opinions of its Shareholders, however, the Board and the Compensation Committee will consider the results of this advisory vote when making future executive compensation decisions.

Vote Required for Approval

The affirmative vote of a majority of the votes cast by Shareholders entitled to vote, present in person or represented by proxy at the Annual Meeting, is required to approve this proposal.

The Board recommends that the Shareholders vote “For” this proposal to approve the compensation of the Company’s named executive officers as disclosed in the Proxy Statement.

PROPOSAL 3 — ADVISORY VOTE ON THE FREQUENCY OF

FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

In addition to providing Shareholders with the opportunity to cast an advisory vote on the compensation of our NEOs, the Company is also seeking a non-binding, advisory vote on how frequently the advisory vote on executive compensation should be presented to Shareholders, as required by Securities and Exchange Commission rules. You may vote to have the advisory vote on executive compensation held every year, every two years or every three years, or you may abstain from voting.

The Board recommends holding the advisory vote on executive compensation every year. An annual vote would provide the Company with timely feedback from its Shareholders on executive compensation matters. An annual advisory vote is also consistent with the Compensation Committee’s practice of conducting an in-depth review of executive compensation philosophy and practices each year.

Effect of the Proposal

The vote on this proposal, commonly referred to as the “say-on-frequency” vote, is advisory and non-binding, and the final decision with respect to the frequency of future advisory votes on executive compensation remains with the Board. Although the vote on this proposal is non-binding, the Board and the Compensation Committee highly value the opinions of the Company’s Shareholders and, accordingly, will take into account the outcome of this vote in considering the frequency of future advisory votes on executive compensation. In accordance with SEC rules, Shareholders will have the opportunity at least every six years to recommend the frequency of future advisory votes on executive compensation.

Vote Required for Approval

Shareholders will be able to specify one of four choices for this proposal on the proxy card: holding the advisory vote on NEO compensation every one year, every two years or every three years, or abstaining from voting. Shareholders are not voting to approve or disapprove the Board’s recommendation.

The option of one year, two years or three years that receives the affirmative vote of a majority of the votes cast by Shareholders entitled to vote, present in person or represented by proxy at the Annual Meeting, will be the frequency for the advisory vote on executive compensation selected by our Shareholders. In the absence of a majority of votes cast in support of any one frequency, the option of one year, two years or three years that receives the greatest number of votes will be considered the frequency selected by our Shareholders.

The Board recommends a vote for conducting future advisory votes on executive compensation every year.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board has four standing committees: the Compensation Committee, the Audit Committee, the Corporate Governance and Nominating Committee (the “Governance Committee”) and the Executive Committee. The Compensation Committee met three (3) times during the last fiscal year. The Audit Committee met ten (10) times during the last fiscal year. The Governance Committee met one (1) time during the last fiscal year. The Executive Committee met six (6) times during the last fiscal year.

The Compensation Committee operates under a written charter, adopted in April 2003 and amended in July 2004. The Compensation Committee discharges the Board’s responsibilities relating to compensation of the Company’s executive officers. At least annually, the Compensation Committee reviews and approves corporate goals and objectives relevant to the compensation of each executive officer of the Company (including the CEO), evaluates each executive officer’s performance in light of these goals and objectives, and sets each executive officer’s compensation level based on this evaluation. The Compensation Committee annually determines whether the CEO and other executive officers will participate in any annual or long-term incentive plans established for the Company’s executive officers or employees. The Compensation Committee also advises senior management with respect to the range of compensation to be paid to other employees of the Company and administers and grants stock options to the Company’s officers, employees and consultants pursuant to the Company’s equity-based plans, including the 2008 Plan. Each member of the Compensation Committee is an independent director, in accordance with the independence requirements of the NYSE Corporate Governance Standards. The current members of the Compensation Committee are Messrs. Webster (Chair), Armfield and Cox.

The Audit Committee operates under a written charter, adopted in April 2000 and most recently amended in July 2004. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee discharges the Board’s responsibility relating to the oversight of: (i) the integrity of the financial statements of the Company, (ii) the compliance by the Company with legal and regulatory requirements, (iii) the independent auditor’s independence and qualifications, and (iv) the performance of the Company’s internal audit function and independent auditors. The Audit Committee, among other things, is responsible for the appointment, compensation, retention, and oversight of the Company’s independent auditors and reviews the financial statements, audit reports, internal controls and internal audit procedures. Each member of the Audit Committee is an independent director, in accordance with the independence requirements of the Exchange Act and the NYSE Corporate Governance Standards. The current members of the Audit Committee are Ms. Present (Chair) and Messrs. Armfield and Sams.

The Governance Committee operates under a written charter, adopted in April 2003 and most recently amended in August 2007. The Governance Committee is responsible for, among other things, identifying candidates to serve as directors of the Company consistent with criteria approved by the Board, and for making recommendations to the Board of qualified nominees for election or re-election as directors of the Company. It is also responsible for recommending to the Board, for the Board’s approval, all committee members and chairpersons. The Governance Committee is responsible for establishing a system for, and monitoring the process of, performance reviews of the Board, its committees and key management personnel. The Governance Committee reviews the Corporate Governance Issues and Policies Guidelines (the “Corporate Governance Guidelines”) from time to time and recommends to the Board any changes to the Corporate Governance Guidelines. The Governance Committee also monitors compliance with the Company’s Ethical Business Conduct Policy Statement (the “Policy Statement”), reviews the Policy Statement from time to time and provides recommendations to the Board for any changes to the Policy Statement. The Governance Committee also administers the Company’s Related Person Transactions Approval Policy (the “Related Person Transactions Policy”) and may from time to time recommend to the Board any changes to the Related Person Transactions Policy. Each member of the Governance Committee is an independent director, in accordance with the independence requirements of the NYSE Corporate Governance Standards. The current members of the Governance Committee are Messrs. Webster (Chair), Langone and Perkins.

The Executive Committee operates under a written charter adopted in September 2007. The Executive Committee may exercise all of the authority of the Board in the management of the Company, subject to limitations under New York law. The current members of the Executive Committee are Messrs. Jasper (Chair), Berrier and Webster.

SHAREHOLDER RECOMMENDATIONS FOR DIRECTOR NOMINEES

The Governance Committee will consider those recommendations by Shareholders of director nominees which are submitted in writing, with biographical and business experience information, to the Secretary of the Company, in the manner described in the section entitled “Shareholder Proposals” contained in this Proxy Statement. All nominees for director must demonstrate integrity, accountability, informed judgment, financial literacy, passion, creativity and vision. In addition, the Board is comprised of directors from various backgrounds and professions in order to maximize perspective and ensure a wealth of experiences to inform its decisions. The objective of the Governance Committee is to structure a Board that brings to the Company a variety of skills and perspectives developed through high-quality business and professional experience. The Governance Committee and Board does not have a specific diversity policy, but believes that diversity is a critical aspect of a well functioning Board, and that directors of men and women of different ages, races and ethnic backgrounds can contribute different, useful perspectives, and can work effectively together to further the Company’s mission.

The Governance Committee reviews the background and qualifications of each nominee to determine his or her experience, competence and character, and assesses such nominee’s potential contribution to the Board. Other than the foregoing, there are no stated minimum criteria for director nominees. The Governance Committee may, however, consider such other factors as it deems are in the best interests of the Company and the Shareholders. Shareholder nominees will be analyzed by the Governance Committee in the same manner as nominees that are otherwise considered by the Governance Committee.

The Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue to serve. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining new perspectives. If any member of the Board does not wish to continue in service, or if the Governance Committee decides not to nominate a member for re-election, unless the Board determines not to fill a vacancy, the Governance Committee will identify a new nominee with the desired skills and experience as outlined above. To date, the Governance Committee has not engaged a third party to identify or evaluate or assist in identifying potential nominees, although it reserves the right to do so in the future if necessary.

Pursuant to the Corporate Governance and Nominating Committee Charter, the Governance Committee periodically reviews the criteria for the selection of Board members to insure that the criteria, including diversity, are being addressed appropriately. The Governance Committee conducts an annual assessment of its performance and of the Charter in general in accordance with the Corporate Governance and Nominating Committee Charter and recommends changes to the Board when necessary.

All nominees for election to the Board have been recommended by the Governance Committee. All such nominees are current directors standing for re-election, except for Ms. Present and Mr. Weinberger, who were appointed since the last Annual Meeting of Shareholders and are standing for her and his first Shareholder election. Ms. Present was identified and recommended to the Governance Committee by Mr. Langone. Mr. Weinberger was identified and recommended to the Governance Committee by Dillon, a large Shareholder of the Company.

ATTENDANCE OF DIRECTORS

The Board met seven (7) times during fiscal 2011. All directors attended at least seventy-five percent (75%) of the aggregate number of meetings of the Board and meetings held by all committees of the Board on which they serve during the period in which they served as a director or a committee member.

CORPORATE GOVERNANCE MATTERS

Director Independence

For a director to be considered independent under the NYSE Corporate Governance Standards, the Board must affirmatively determine that the director has no direct or indirect “material relationship” with the Company, other than as a director. As permitted by the NYSE Corporate Governance Standards, the Board has adopted its Director Independence Standards to assist it in making its independence determinations. These standards are listed in Exhibit A to the Corporate Governance Guidelines available on the Company’s web site www.unifi.com under the “Investor Relations” section.

In making its independence determinations, the Board considered the relationship between the Company and Cupron, Inc. Mr. Armfield, a director of the Company, is also a director of, and holds an indirect minority equity interest in, Cupron Inc. In fiscal 2011, the Company recorded sales to Cupron Inc. and its subsidiaries in the aggregate amount of $26,000. After considering this relationship as well as the Director Independence Standards, the NYSE Corporate Governance Standards, and all other relevant facts and circumstances, including the existence of any commercial or charitable relationships between the directors and the Company and the transactions described in the section entitled “Transactions with Related Persons, Promoters and Certain Control Persons” below, the Board has determined that all of its current members, other than Messrs. Weinberger, Berrier and Jasper, meet the Company’s categorical standards, meet the independence requirements of the NYSE and are independent.

Corporate Governance Guidelines and Committee Charters

In furtherance of its longstanding goal of providing effective governance of the Company’s business for the benefit of Shareholders, the Board has adopted the Corporate Governance Guidelines. Each of the Audit Committee, the Compensation Committee and the Governance Committee operate under written charters that have been adopted by the Board. The Corporate Governance Guidelines and the committee charters are available on the Company’s web site at www.unifi.com under the “Investor Relations” section. In addition, print copies of the Corporate Governance Guidelines and the committee charters are available to any Shareholder that requests a copy.

Audit Committee Financial Experts

The Board has determined that at least two members of the Audit Committee, William J. Armfield, IV, and Suzanne M. Present, are audit committee financial experts. Mr. Armfield and Ms. Present is each “independent” as that term is defined in the NYSE Corporate Governance Standards.

Executive Sessions of Non-Management Directors

Non-management Board members meet without management present at regularly scheduled executive sessions. The group of non-management directors currently includes directors that are not independent. To the extent, however, that there are non-management directors who are not independent, then at least once a year there will be scheduled an executive session including only independent directors. During fiscal 2011, Mr. Sams, as the Company’s independent Lead Director until April 2011, and Mr. Webster, as the Company’s independent Lead Director after April 2011, presided over meetings of the independent and non-management directors.

Code of Business Conduct and Ethics; Ethical Business Conduct Policy Statement

The Company has adopted a written Code of Business Conduct and Ethics applicable to members of the Board and executive officers, including the CEO and CFO (the “Code of Business Conduct and Ethics”). The Company has also adopted the Policy Statement that applies to all employees. The Code of Business Conduct and Ethics and the Policy Statement are available on the Company’s web site referenced above, under the “Investor Relations” section and printed copies of each are available to any Shareholder that requests a copy. Any amendments to or waiver of the Code of Business Conduct and Ethics will be disclosed on the Company’s web site promptly following the date of such amendment or waiver.

Shareholder and Interested Party Communications

Shareholders and other interested parties may communicate directly with the entire Board, any committee of the Board, the Chair of any Board committee, any individual director, the independent Lead Director, the independent or non-management directors, as a group, or any other group of directors by writing to: Unifi, Inc. Board of Directors, c/o Corporate Compliance Officer, 7201 West Friendly Avenue, Greensboro, North Carolina 27410. Any correspondence sent in this manner and directed to the Lead Director, any particular director, or any particular committee or group will be forwarded accordingly. If no specific addressee is provided, the communication will be forwarded to the Chairman of the Board. Reference is also made to Article IX of the Corporate Governance Guidelines.

Director Attendance at Annual Meetings

At the 2010 Annual Meeting of Shareholders, all nine members of our Board at that time were in attendance. The Company believes that the Annual Meeting is an opportunity for Shareholders to communicate directly with our directors. Directors are encouraged to attend the Annual Meeting of Shareholders.

Board Leadership Structure

During fiscal 2011, Mr. Jasper, the Company’s CEO, assumed the additional role of Chairman of the Board. Mr. Webster serves as the Company’s independent Lead Director, whose role is described above in the section “Executive Sessions of Non-Management Directors.” The Board has determined that Mr. Jasper’s service as both Chairman of the Board and Chief Executive Officer is in the best interests of the Company and its Shareholders because Mr. Jasper possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and its business and is thus best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most important matters. The combined positions help to provide a unified leadership and direction for the Company, enables decisive leadership, ensures clear accountability, and enhances the Company’s ability to communicate its message and strategy clearly and consistently to the Company’s Shareholders, employees, customers and suppliers. Furthermore, the Board believes that this practice is appropriate in light of the fact that it has designated an independent Lead Director, and all of the committees of the Board except the Executive Committee are comprised solely of independent directors. The Board believes that its current leadership structure enhances Mr. Jasper’s ability to provide insight and direction on important strategic initiatives simultaneously to both management and the independent directors.

Role in Risk Oversight

As the Company’s principal governing body, the Board has the ultimate responsibility for overseeing the Company’s risk management practices. Certain risk management functions have been delegated to committees of the Board.

Pursuant to the Audit Committee Charter, one of the primary roles and responsibilities of the Audit Committee is the supervision of the integrity of the financial statements of the Company, the compliance by the Company with legal and regulatory requirements, and the oversight of the performance of the Company’s internal audit function and outside auditors. Under the Audit Committee Charter, the Audit Committee will, among other responsibilities and duties:

•

Review with the outside auditor and management, as appropriate, significant financial reporting issues and judgments identified by management or the outside auditor and made in connection with the preparation of the Company’s financial statements;

•

Review with the outside auditor and management, major issues identified by management or the outside auditor regarding the Company’s accounting and auditing principles and practices, including critical accounting policies, and major changes in auditing and accounting principles and practices suggested by the outside auditor, internal auditor or management; and

•

In consultation with the management and the outside auditors, consider the integrity of the Company’s financial reporting processes and controls and consult concerning the Company’s internal controls, including any significant deficiencies and significant changes in internal controls.

In addition, the Company performs an Enterprise Risk Management (“ERM”) risk assessment that is presented to and approved by the Audit Committee. On a quarterly basis, the ERM Steering Committee meets to review the Company’s “Critical Risks” to make sure there have been no changes in any Critical Risk that would require immediate action by the Company. The ERM Steering Committee also reviews “Emerging Risks” to determine if there are any such risks that could affect the Company and take appropriate actions should an Emerging Risk be identified. The Company’s Chief Risk Officer prepares quarterly reports to the Executive Committee, which is the Board Committee with primary oversight responsibility for the Company’s ERM system, and gives the Executive Committee a quarterly update on the Company’s ERM actions. The Executive Committee then updates the Board.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

None of the individuals that served as a member of the Compensation Committee during fiscal 2011 were at any time officers or employees of the Company or any of its subsidiaries or had any relationship with the Company requiring disclosure under SEC regulations.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Policies and Procedures with Respect to Related Party Transactions

The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is the Board’s preference to avoid related party transactions.

Pursuant to the Code of Business Conduct and Ethics, all executive officers and directors are required to discuss with the Company’s General Counsel any transaction or relationship which does or may conflict with the interests of the Company, prior to the entry into of such transaction. Pursuant to the Related Person Transactions Policy the Company’s General Counsel must submit any potential or actual conflict of interest involving an officer, director or related person to the Governance Committee for review and approval. Under this policy, the Governance Committee will determine an appropriate resolution on a case-by-case basis, including approval, ratification, amendment, termination or rescission of the transaction. All directors must excuse themselves from any discussion or decision affecting their personal, business or professional interests.

All related party transactions shall be disclosed in the Company’s applicable filings with the SEC, as required under SEC rules.

Transactions with Dillon Yarn Corporation

In fiscal 2007, the Company purchased the polyester and nylon texturing operations of Dillon (the “Transaction”). In connection with the Transaction the Company and Dillon entered into a Sales and Services Agreement, pursuant to which the Company has engaged Dillon for certain sales and transitional services to be provided by Dillon’s sales staff and executive management. Under the Sales and Services Agreement as amended to date, the parties agreed that the amount to be paid by the Company was $325,000 per calendar quarter through June 30, 2011 and $250,000 per calendar quarter until the current term of the agreement expires on December 31, 2011.

Pursuant to the Sales and Services Agreement, the Company paid Dillon $1.3 million for fiscal 2011. In addition, during fiscal 2011, the Company recorded sales to and commission income from Dillon in the aggregate amount of $51,000, has purchased products from Dillon in an aggregate amount of $2.3 million and paid to Dillon, for certain employee and other expense reimbursements, an aggregate amount of $0.2 million. Mr. Weinberger, a director of the Company, is the President and Chief Operating Officer of Dillon. Stephen Wener, a former director of the Company until his death in February 2011, was the President and Chief Executive Officer of Dillon and Mr. Wener owned a 15 1/2% and his wife owned a 2% equity interest in Dillon. The terms of the Sales and Services Agreement with Dillon are, in management’s opinion, no less favorable than the Company would have been able to negotiate with an independent third party for similar services.

Transactions with American Drawtech Company, Inc.

Mr. Wener was an Executive Vice President of American Drawtech Company, Inc. (“ADC”) and beneficially owned a 12.5% equity interest in ADC. During fiscal 2011, the Company recorded sales to and commission income from ADC in the aggregate amount of $4.0 million and paid expenses to ADC of $129 thousand. The sales terms, in management’s opinion, are comparable to terms that the Company would have been able to negotiate with an independent third party.

Transactions with Salem Holding Company

Mr. Langone, a director of the Company, owns a 33 1/3% equity interest in, is a director and is the Chairman of the Board of Salem Holding Company. In fiscal 2011, the Company paid Salem Leasing Corporation, a wholly owned subsidiary of Salem Holding Company, $3.4 million in connection with leases of tractors and trailers, and for related services. The terms of the Company’s leases with Salem Leasing Corporation are, in management’s opinion, no less favorable than the Company would have been able to negotiate with an independent third party for similar equipment and services.

For a discussion of agreements with the Company’s NEOs see “Compensation Discussion & Analysis — Elements of Compensation — Perquisites and Other Benefits — Change of Control Agreements.”

AUDIT COMMITTEE REPORT

The Company’s Audit Committee consists of three independent Directors and operates under a written charter adopted by the Board and most recently amended in July 2004. The current members of the Audit Committee are Suzanne M. Present (Chair), William J. Armfield, IV and William M. Sams.

The Company’s management is responsible for the Company’s financial statements and reporting process and for establishing and maintaining an adequate system of internal control over financial reporting. KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm, is responsible for auditing the Company’s consolidated financial statements, and for assessing the effectiveness of the Company’s internal control over financial reporting. The Audit Committee monitors and oversees these processes and is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm.

To fulfill its responsibilities, the Audit Committee has:

•

reviewed and discussed with the Company’s management and the independent registered public accounting firm the Company’s audited consolidated financial statements for the fiscal year ended June 26, 2011 and Management’s Report on Internal Control over Financial Reporting for the fiscal year ended June 26, 2011;

•	reviewed management’s representations to the Audit Committee that those audited consolidated financial statements were prepared in accordance with generally accepted accounting principles;

•

discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards 114, which superseded Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•

received the written disclosures and the letter from the independent registered public accounting firm required by the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with KPMG their independence from the Company.

Based on its review and discussions with management and the independent registered public accounting firm, the representations of management and the report of the independent registered public accounting firm, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements for fiscal 2011 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 26, 2011 for filing with the SEC.

Submitted by the Audit Committee of the Board:

Suzanne M. Present, Chairman

William J. Armfield, IV

William M. Sams

INFORMATION RELATING TO THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Pursuant to its authority, the Company’s Audit Committee will select the Company’s independent registered public accounting firm for the current fiscal year at a meeting subsequent to the Annual Meeting. KPMG was selected as the Company’s independent registered public accounting firm for the fiscal year ended June 26, 2011. KPMG has been the Company’s independent auditors since March 2011. Representatives of KPMG will attend the Annual Meeting. They will have the opportunity to make a statement if they so desire and to answer appropriate questions from Shareholders.

Change in Accountants

On March 22, 2011, the Company dismissed Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm. The decision to change accountants was approved by the Audit Committee. The audit reports of Ernst & Young on the consolidated financial statements of the Company as of, and for the years ended, June 27, 2010 and June 28, 2009, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During fiscal 2010 and fiscal 2009, and during the interim period through March 22, 2011, there were no: (a) disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to the satisfaction of Ernst & Young would have caused Ernst & Young to make reference in connection with their report to the subject matter of the disagreement, or (b) “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K.

In connection with the filing of the Company’s Current Report on Form 8-K dated March 28, 2011, the Company provided Ernst & Young with a copy of the above disclosures, and requested that Ernst & Young furnish the Company with a letter addressed to the SEC stating whether Ernst & Young agrees with the statements made by the Company in the paragraph above. The Company subsequently received the requested letter, and a copy of such letter is filed as Exhibit 16.1 to the Company’s Current Report on Form 8-K dated March 28, 2011.

On March 26, 2011, the Company engaged KPMG as the Company’s new independent registered public accounting firm. The decision to engage KPMG was approved by the Audit Committee. During fiscal 2010 and fiscal 2009, and during the interim period through March 26, 2011, neither the Company nor anyone acting on the Company’s behalf consulted with KPMG regarding any of the matters specified in Item 304(a)(2) of Regulation S-K.

The change in independent registered public accounting firm did not result from any dissatisfaction with the quality of professional services rendered by Ernst & Young.

Fees Paid to Independent Registered Public Accounting Firm

The fees paid for professional services rendered to the Company for the fiscal years indicated below were as follows:

	Fiscal Years Ended
	June 26, 2011(1)	June 27, 2010(2)
Audit Fees	$850,642	$826,960
Audit-Related Fees	—	—
Tax Fees(3)	$218,012	$140,184
All Other Fees(4)	—	$27,434

(1)

Column reflects fees billed by Ernst & Young, who served as the Company’s independent registered public accounting firm during fiscal 2011 through March 22, 2011 and fees billed by KPMG, who served as the Company’s independent registered public accounting firm after March 26, 2011.

(2)	Column reflects fees billed by Ernst & Young, who served as the Company’s independent registered public accounting firm during fiscal 2010.

(3)	Consists of aggregate fees paid for tax compliance, consultation and related tax matters.

(4)	Consists of transaction advisor services in connection with strategic planning process.

Policy on Audit Committee Pre-Approval of the Audit and Permissible Non-Audit Services by the Company’s Independent Registered Public Accounting Firm

The Audit Committee has adopted a policy governing the provision of all audit and non-audit services by the Company’s independent registered public accounting firm. Pursuant to this policy, the Audit Committee will annually consider and approve, if appropriate, the provision of audit services (including audit review and attest services) and of certain specific defined permitted non-audit services (“pre-approved services”) by its independent registered public accounting firm. It will also consider on a case-by-case basis and, if appropriate, approve specific engagements that do not fit within the definition of pre-approved services.

The policy provides that any proposed engagement that does not fit within the definition of a pre-approved service must be presented to the Audit Committee for consideration (a) at a regular meeting, (b) at a special meeting called to consider the proposed engagement or by a unanimous written consent of the Audit Committee or (c) by the Chairperson of the Audit Committee, or another member of the Audit Committee. If permissible non-audit services are pre-approved by the Chairperson or another member of the Committee, that decision is required to be presented at the next meeting of the Audit Committee. The Audit Committee will regularly review summary reports detailing all services (and related fees and expenses) being provided to the Company by the independent registered public accounting firm.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and any person who owns more than ten percent of the Company’s stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of the Common Stock. Such persons are required by the SEC’s regulations to furnish the Company with copies of all Section 16(a) reports they filed.

To the Company’s knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required, all such Section 16(a) filings were timely made during the fiscal year ended June 26, 2011.

SHAREHOLDER PROPOSALS

The deadline for submission of Shareholder proposals pursuant to Rule 14a-8 under the Exchange Act for inclusion in the Company’s Proxy Statement for its 2012 Annual Meeting of Shareholders is May 17, 2012. Any Shareholder proposal to be submitted at the 2012 Annual Meeting of Shareholders (but not required to be included in the Company’s Proxy Statement), must be received by July 31, 2012, or such proposal will be considered untimely pursuant to Rules 14a-4 and 14a-5 under the Exchange Act and the persons named in the proxies solicited by us may exercise discretionary voting authority with respect to such proposal. Proposals which Shareholders intend to present at the Company’s 2012 Annual Meeting of Shareholders or wish to have included in the Company’s proxy materials should be sent registered, certified or express mail to Charles F. McCoy, Vice President, Secretary, General Counsel and Chief Risk Officer of the Company, at 7201 West Friendly Avenue, Greensboro, North Carolina, 27410.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

The SEC has adopted rules permitting registrants to send a single set of the annual report and proxy statement to any household at which two or more shareholders reside if the registrant believes they are members of the same family. This procedure, referred to as “householding,” reduces the volume of duplicate information Shareholders receive and reduces the expense to the registrant. The Company has not implemented these householding rules with respect to its record holders; however, a number of brokerage firms have instituted householding which may impact certain beneficial owners of the Common Stock. If your family has multiple accounts by which you hold the Common Stock, you may have received a householding notification from your broker. Please contact your broker directly if you have any questions or wish to revoke your decision to household.

ANNUAL REPORT

The Company filed its Annual Report on Form 10-K for the fiscal year ended June 26, 2011 with the SEC on September 9, 2011. The Company makes available through its web site its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act as soon as reasonably practicable after the Company electronically files such material with, or furnishes it to, the SEC. Shareholders may also obtain a copy of these reports, without charge, upon request to the Company’s Vice President, Secretary, General Counsel and Chief Risk Officer, Charles McCoy, at 7201 West Friendly Avenue, Greensboro, North Carolina, 27410.

OTHER MATTERS

The Board does not intend to present any items of business other than those stated in the Notice of Annual Meeting of Shareholders. If other matters are properly brought before the meeting, the persons named in the accompanying proxy will vote the shares represented by it in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy.

BY ORDER OF THE BOARD OF DIRECTORS

Charles F. McCoy Vice President, Secretary, General Counsel and Chief Risk Officer

Greensboro, North Carolina

September 14, 2011

UNIFI, INC. 7201 WEST FRIENDLY AVENUE GREENSBORO, NC 27410

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Saving Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Saving Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M38364-P16379	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

UNIFI, INC.		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
		All	All	Except
	The Board of Directors recommends that you vote FOR each of the following nominees:	☐	☐	☐
PROPOSAL NO. 1 — To elect the ten (10) Directors listed below to serve until the next Annual Meeting of Shareholders or until their respective successors are duly elected and qualified:
Nominees:
01) William J. Armfield, IV 02) R. Roger Berrier, Jr. 03) Archibald Cox, Jr. 04) William L. Jasper 05) Kenneth G. Langone	06) George R. Perkins, Jr. 07) Suzanne M. Present 08) William M. Sams 09) G. Alfred Webster 10) Mitchel Weinberger

	The Board of Directors recommends that you vote FOR the following proposal:					For	Against	Abstain
	PROPOSAL NO. 2 — Advisory vote on executive compensation.					☐	☐	☐
	The Board of Directors recommends that you vote for every 1 YEAR in the following proposal:				1 Year	2 Years	3 Years	Abstain
	PROPOSAL NO. 3 — Advisory vote on the frequency of future advisory votes on executive compensation.				☐	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Shareholders.

NOTE: Signature should agree with name on stock certificate as printed hereon. Executors, administrators, trustees and other fiduciaries should so indicate when signing. If the signer is a corporation, please sign in full corporate name, by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

é FOLD AND DETACH HERE é	M38365-P16379

UNIFI, INC.

ANNUAL MEETING, OCTOBER 26, 2011

PLEASE COMPLETE, DATE, SIGN AND DETACH THE PROXY CARD AS INSTRUCTED AND

RETURN IT IN THE ENCLOSED BUSINESS REPLY ENVELOPE TO:

UNIFI, INC.

C/O BROADRIDGE, 51 MERCEDES WAY, EDGEWOOD, NY 11717

The undersigned hereby appoints Charles F. McCoy, with full power of substitution, as attorney and proxy to represent and vote all shares of Unifi, Inc.’s Common Stock which the undersigned is entitled to vote at the Annual Meeting of the Shareholders to be held at the Company’s corporate headquarters at 7201 West Friendly Avenue, in Greensboro, North Carolina, on Wednesday, October 26, 2011, at 9:00 AM Eastern Daylight Saving Time, and any adjournment or adjournments thereof as indicated on the reverse side.

The undersigned hereby also authorizes the proxy, in his discretion, to vote on any other business which may properly be brought before the meeting or any adjournment thereof to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED FOR EACH OF THE BOARD OF DIRECTORS’ NOMINEES FOR DIRECTOR SPECIFIED IN PROPOSAL NO. 1, FOR PROPOSAL NO. 2, AND FOR EVERY “1 YEAR” IN PROPOSAL NO. 3, UNLESS A CONTRARY CHOICE IS SPECIFIED, IN WHICH CASE THE PROXY WILL BE VOTED AS SPECIFIED.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, dated September 14, 2011, and the Proxy Statement furnished therewith.